Exhibit 10.20

December 10, 2001

Mr. Thomas Major
637 Hinsdale Drive
Ft. Collins, CO 80526

Dear Tom:

I am pleased to offer you the position of Vice President, Disk Business Unit, reporting directly to Patrick Martin, Chief Executive Officer. Your annualized base salary will be $240,000.00, payable bi-weekly. Other benefits being offered with this position are outlined below. We are sensitive to your need to manage your departure from your current position and would like to recommend that your start date with StorageTek will be on or before January 2, 2002. We encourage a start date as early as you are able to arrange it with your current employer.

You will be eligible to participate in the 2002 StorageTek Pay for Performance Management Bonus Plan. The target level incentive for your position will be 50% of your base salary. Incentive payout is based on achievement of corporate and individual goals.

Subject to the approval of the Board of Directors, you will receive 4,000 shares of StorageTek restricted common stock at par value, $0.10 per share. These shares will vest in four equal annual installments on the anniversary dates of the grant beginning with the first anniversary in 2003.

Further, subject to the approval of the Board of Directors, StorageTek will grant to you a stock option to purchase 20,000 shares of StorageTek common stock, at a price to be determined on the day the option is granted. The option will be granted pursuant to the terms and conditions of the Company's 1995 Equity Participation Plan, which is attached for your review. These options will also vest in increments of 25% on the first through the fourth anniversaries of the grant.

Subject to Board of Directors approval, you will participate in LEAP (Leveraged Equity Acquisition Program), an equity program recently implemented for the most senior managers at StorageTek. Annual grants of options and/or restricted stock will be made to LEAP participants, with the amount and type of grant being based on corporate performance. The options and/or restricted stock will vest in equal annual installments over a four-year period after the grant date. LEAP, requires participants to purchase shares of StorageTek common stock, equivalent to a multiple of their salary. For your position you will be required to acquire StorageTek stock with a purchase price equal to 1 times your annual base salary. Your participation in StorageTek's LEAP Program is subject to the terms and conditions of the plan documents, as these plan documents may be amended from time to time. See attached summary of the Plan and benefits.

As a member of our team, you will be eligible to participate in our flexible benefit program that currently includes: medical, dental, life, short- and long-term disability coverage, 401(k), employee stock purchase plan and many other employee benefits and services as outlined below.

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  401(k)—Participation in the StorageTek 401(k) Plan upon hire and begin contributions in the next available payroll cycle. Currently, StorageTek matches 100 percent of the first three percent of your annual base pay (up to government guidelines) and 50 percent of the next four percent.

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  Deferred Compensation—Under this program you may contribute up to 50% of your base salary and up to 75% of your marketing or management bonuses into a non-qualified tax deferred plan. In addition, you may also contribute excess 401(k) contributions to the plan. This program is paying interest of 7.72% in 2002.

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  Executive Life—StorageTek will also provide you with life insurance that is equivalent to two times your base pay. Your initial coverage will be through group term insurance. After you start, you will receive enrollment materials for the executive life insurance plan that allow you to enroll in a universal life policy (for coverage above $50,000) that you will own and that will provide cash surrender value.

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  Medical and Dental—StorageTek offers comprehensive medical/prescription and dental plans, as well as an eyewear discount plan. We pay a majority of the cost of medical and dental coverage for employees and eligible dependents. In addition we offer site medical and dental services at our Louisville campus.

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  Short/Long-term disability—Short-term disability (STD) coverage is provided at no cost to you. You may purchase Long-Term Disability (LTD) coverage for a fee.

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  Employee Stock Purchase Program—Twice each year you have the opportunity to authorize up to 10% of your after-tax pay to be used to purchase StorageTek stock through convenient payroll deductions at 85% of its current value.

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  AD&D, Travel Accident—StorageTek provides basic employee AD&D in the amount of two times your annual base salary, up to $900,000 in coverage, at no cost to you. StorageTek pays the entire cost of business travel accident insurance.

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  Car allowance for a leased quality vehicle of $550 per month, plus reimbursement for maintenance and insurance. This amount is paid in the first paycheck each month.

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  Executive vacation program allowing vacation as business conditions dictate. There is no defined limit, and therefore, no vacation accrual.

All employment offers are subject to successfully passing a drug-screening test, background check, signing of our propriety rights and Non-Compete agreement and your ability to accept employment in the United States.

Your employment with StorageTek will be "at-will." This means that either you or StorageTek may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason.

Here at StorageTek, we are passionate about our work. Our culture is energizing, innovative and challenging. We realize that talented people like you help make us more successful in our rapidly expanding world markets. StorageTek is an Equal Opportunity employer that embraces and encourages diversity. Our goal is to hire the right person into the right job at the right time—so that we together can put the power of information into our customers' hands. We hope you will help us meet this challenge and become part of the StorageTek team.

Tom, we look forward to having you join our executive team. Please sign both copies of this offer letter; return one copy of this letter and completed attachments by Friday, December 14, 2001 to indicate your acceptance of the terms of this offer. This offer will expire after that date.

If you have any questions regarding this offer, please call me directly at (303) 661-2500. Or, you may call Roger Gaston, Corporate Vice President, Human Resources at 303-673-3977.

Sincerely,

Patrick Martin
Chief Executive Officer
StorageTek

I have read this offer and I understand and accept its terms.

Thomas Major	Acceptance Date

To facilitate enrollment into our personnel system, please provide the following:

Social Security Number	Date of Birth

Assuming that I have received notification that I have successfully passed all components of StorageTek's pre-employment screening process before such date*, I would like to start work on the following date:

Start Date

*Please note: We typically receive the background check in five to seven business days from when you fax it in. We typically receive the drug test results in three to four business days from when you take the test.